UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 10, 2013 (October 9, 2013)

PVR Partners, L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-16735	23-3087517
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 301

100 Matsonford Road, Radnor, Pennsylvania 19087

(Address of principal executive office) (Zip Code)

(610) 975-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 9, 2013, PVR Partners, L.P., a Delaware limited partnership (the “Partnership”), together with PVR GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Regency Energy Partners LP, a Delaware limited partnership (“Regency”), RVP LLC, a Delaware limited liability company and a wholly owned subsidiary of Regency (“Merger Sub”) and Regency GP LP, a Delaware limited partnership and the general partner of Regency (“Regency GP”). Upon the terms and subject to the conditions set forth in the Merger Agreement, the Partnership will merge with and into Merger Sub (the “Merger”), with the Partnership continuing its existence under Delaware law as the surviving entity in the Merger. Upon the completion of the Merger, the Partnership will be a wholly owned subsidiary of Regency. The board of directors of the General Partner (the “Board”) has unanimously approved the Merger Agreement and has unanimously approved and agreed to submit the Merger Agreement to a vote of the Partnership unitholders and to recommend that the unitholders adopt the Merger Agreement.

At the effective time of the Merger, each common unit of the Partnership (each, a “Common Unit”) and each Class B Unit (each, a “Class B Unit”) issued and outstanding or deemed issued and outstanding as of immediately prior to the effective time of the Merger (excluding securities of the Partnership that are owned immediately prior to the effective time by the Partnership, Regency or Merger Sub, which will be canceled and will cease to exist) will be converted into the right to receive (i) 1.020 (the “Exchange Ratio”) common units of Regency (the “Regency Units”) and (ii) an amount in cash equal to (x) the Partnership’s annualized distribution less (y) Regency’s annualized distribution (based on the most recent distribution declared before closing) multiplied by the Exchange Ratio (the “Merger Consideration”).

Each phantom Common Unit (each, a “Phantom Unit”) that is outstanding immediately prior to the effective time will vest in full (in the case of performance-based Phantom Units, based on achievement of target level of performance) and the restrictions with respect to such Phantom Units will lapse, and each Common Unit deemed to be issued in settlement thereof will be converted into the right to receive the Merger Consideration. In addition, any then-accumulated distribution equivalent payable pursuant to distribution equivalent rights with respect to each Phantom Unit that vests in connection with the Merger will vest in full and become immediately payable in cash. Each award of restricted Common Units (each, a “Restricted Unit”) that is outstanding immediately prior to the effective time will vest in full and the restrictions with respect thereto will lapse, and each Restricted Unit will be treated as an issued and outstanding Common Unit and will be converted into the right to receive the Merger Consideration. Each deferred Common Unit (each, a “Deferred Common Unit”) that is outstanding immediately prior to the effective time will lapse, and each Deferred Common Unit shall be treated as an issued and outstanding Common Unit as of immediately prior to the effective time.

The Partnership has agreed, subject to certain exceptions with respect to unsolicited proposals, not to directly or indirectly solicit competing acquisition proposals or to enter into discussions concerning, or provide confidential information in connection with, any unsolicited alternative business combinations. However, the Board may, subject to certain conditions, change its recommendation in favor of the adoption of the Merger Agreement if, in connection with the receipt of an alternative proposal, it determines in good faith, after consultation with outside counsel, that the failure to effect such a change in recommendation would be inconsistent with its duties under the Partnership’s partnership agreement (the “Partnership Agreement”) or applicable law or if, in connection with a material event, circumstance, change or development that arises or occurs after the date of the Merger Agreement and that was not reasonably foreseeable at the time of the Merger Agreement, it determines in good faith that the failure to effect such a change in recommendation would be inconsistent with its duties under the Partnership Agreement or applicable law.

The completion of the Merger is subject to satisfaction or waiver of customary closing conditions, including: (i) approval of the Merger Agreement by the Partnership’s unitholders, (ii) approval for listing of the Partnership Units issuable as part of the Merger Consideration on the New York Stock Exchange, (iii) there being no law or injunction prohibiting the consummation of the Merger, (iv) expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (v) the effectiveness of a registration statement on Form S-4, (vi) subject to specified materiality standards, the accuracy of the representations and warranties of the other party, (vii) compliance by the other party in all material respects with its covenants, (viii) the receipt by Regency of an opinion to the effect that for U.S. federal income tax purposes (A) none of Regency, Regency GP nor Merger Sub will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue

Code of 1986, as amended (the “Code”)), (B) no gain or loss will be recognized by holders of Regency Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (C) at least 90% of the combined gross income of each of the Partnership and Regency for the most recent four complete calendar quarters ending before the closing date of the Merger for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code, (ix) the receipt by the Partnership of an opinion to the effect that for U.S. federal income tax purposes, subject to certain exceptions, (A) the Partnership will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including any decrease in partnership liabilities pursuant to Section 752 of the Code), (B) the holders of Common Units will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code), and (C) at least 90% of the combined gross income of the Partnership for the most recent four complete calendar quarters ending before the closing date of the Merger for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code, and (x) the conversion of 10,346,257 Special Units representing limited partner interests in the Partnership (the “Special Units”) outstanding as of the date of the Merger Agreement into an aggregate of 10,346,257 Common Units.

The Partnership and Regency have made customary representations and warranties in the Merger Agreement. The Merger Agreement also contains customary covenants and agreements, including covenants and agreements relating to (i) the conduct of each of Regency’s and the Partnership’s respective businesses between the date of the signing of the Merger Agreement and the closing date of the Merger and (ii) the efforts of the parties to cause the Merger to be completed, including actions which may be necessary to obtain approval of the Merger under the HSR Act. Pursuant to the terms of the Merger Agreement, the Partnership and Regency have agreed to (including to cause their respective subsidiaries to) use their reasonable best efforts to resolve any objections that a governmental authority may assert under antitrust laws with respect to the Merger, and to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority with respect to the Merger, in each case, so as to enable the closing of the Merger to occur as promptly as practicable and in any event no later than on August 31, 2014. Notwithstanding the foregoing, Regency is not required to commit to any dispositions or holdings separate of, and/or limitations or restrictions on, its or the Partnership’s businesses, operations or assets unless the following conditions are satisfied: (1) any such dispositions of, or limitations on, are, individually and in the aggregate, immaterial to the businesses, operations and/or assets of Regency, the Partnership or their respective subsidiaries (provided that, in the case of Regency and its Subsidiaries, for purposes of determining whether a business, operation or asset is immaterial, it shall be assumed that Regency and its Subsidiaries are of equivalent size to the current size of the Partnership and its Subsidiaries, in each case taken as a whole) and (2) the effect of any such dispositions, holdings separate, limitations and/or restrictions would not, individually or in the aggregate, reasonably be expected to result in a loss (other than an immaterial loss) of the reasonably expected benefits to the Partnership or to Regency of the Merger.

The Merger Agreement contains certain termination rights for both Regency and the Partnership. The Merger Agreement further provides that, upon termination of the Merger Agreement, under certain circumstances, the Partnership may be required to reimburse Regency’s expenses up to $20.0 million or pay Regency a termination fee equal to $134.5 million less any previous reimbursement by the Partnership.

The Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated by reference. The foregoing summary has been included to provide investors and security holders with information regarding the terms of the Merger Agreement and is qualified in its entirety by the terms and conditions of the Merger Agreement. It is not intended to provide any other factual information about the Partnership, Regency or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Partnership, Regency or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Regency’s public disclosures.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger, dated as of October 9, 2013, by and among Regency Energy Partners LP, RVP LLC, Regency GP LP, PVR Partners, L.P. and PVR GP, LLC (schedules omitted pursuant to Item 601(b)(2) of Regulation S-K).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PVR PARTNERS, L.P.

	By:	PVR GP, LLC
Its General Partner
Dated: October 10, 2013
	By:	/s/ BRUCE D. DAVIS, JR.
		Name: Title:	Bruce D. Davis, Jr. Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated as of October 9, 2013, by and among Regency Energy Partners LP, RVP LLC, Regency GP LP, PVR Partners, L.P. and PVR GP, LLC (schedules omitted pursuant to Item 601(b)(2) of Regulation S-K).